EXHIBIT 10.12

PAIN THERAPEUTICS, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made by and between Pain Therapeutics, Inc., a Delaware corporation (the “Company”) and Remi Barbier (“Executive”) as of July 1, 1998.

RECITALS

A. The Company desires to have Executive’s active services as President, Chief Executive Officer and Chairman of the Board of the Company for the period set forth in this Agreement.

B. The Company and Executive desire to enter into this Agreement on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and in consideration of Executive’s continued employment by the Company, the parties hereto agree as follows:

1. Duties and Scope of Employment

(a) Duties. The Company shall employ Executive to render services to the Company. Executive agrees that he will devote his full business time and efforts to the business of the Company, excluding up to four (4) weeks paid vacation per year, and, in addition, sick leave in accordance with the Company’s policies. In the course of Executive’s employment, Executive shall perform the duties of President and Chief Executive Officer of the Company under the direction of the Board of Directors.

(b) Term of Employment. Executive’s employment with the Company pursuant to this Agreement shall commence on the date hereof and shall continue until thirty-six (36) months thereafter (the “Employment Period”), provided that such term shall automatically renew for an additional 12 months at the end of such initial term and each subsequent renewal, unless ninety (90) days prior to the date of such renewal either party shall give written notice to the other party of cancellation, and in such event the Executive’s employment hereunder shall terminate. Subject to Executive’s right to severance compensation under certain circumstances as set forth herein, the employment relation of Executive with the Company shall be terminable upon sixty (60) days prior written notice by either party.

(c) Director. As long as Executive serves as President and Chief Executive Officer, Executive shall be nominated to serve on the Company’s Board of Directors. Executive agrees to submit his resignation immediately as a director if Executive ceases to be President and Chief Executive Officer, unless removed as President and Chief Executive Officer without Cause as defined below.

2. Compensation

(a) Base Compensation. The Company shall pay the Executive as compensation for his service a base salary at the annualized rate of Two Hundred Fifty Thousand Dollars ($250,000) (“Salary”). Such Salary shall increase each anniversary date by the greater of the Company’s Consumer Price Index or five percent (5%), whichever is greater, and shall be reviewed at least annually and may be increased from time to time subject to accomplishment of such performance and contribution goals and objectives as may be established and agreed upon from time to time by the Board of Directors and the Executive. Such Salary shall be paid periodically in accordance with normal Company payroll. The annual compensation (including bonus and benefit amounts pursuant to Section 2(b) and (c) below) specified in this Section 2(a), together with any increases in such compensation that the Board of Directors may grant from time to time, is referred to in this Agreement as “Base Compensation.”

(b) Deferment of Salary. One Hundred Thousand Dollars ($100,000) of the Executive’s annual Salary shall be deferred until such time as the Company raises a total of Four Million Dollars ($4,000,000) or more in any combination of debt or equity capital from outside investors, corporate partners, alliances, mergers, etc, The Executive shall automatically forgive the Company any deferred compensation in month 36 of this Employment Agreement, provided Executive is still an employee in good standing at such time. Any deferred compensation shall be immediately due upon termination of the Executive’s employment without Cause (as defined below).

(c) Bonuses. Beginning with the Company’s 1998 fiscal year and for each fiscal year thereafter during the Employment Period, the Executive will be eligible to receive an annual bonus based upon certain criteria to be agreed upon by Executive and the Board of Directors to be paid on January 15 of each calendar year hereafter, provided that Executive is employed by the Company on such dates.

(d) Executive Benefits. The Executive shall be eligible to participate in the employee benefit plans and executive compensation programs maintained by the Company applicable to other key executives of the Company, including (without limitation) retirement plans, savings or profit-sharing plans, deferred compensation plans, supplemental retirement or excess benefit plans, life, disability, health, accident and other insurance programs, paid vacations, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of any committee administering such plan or program.

(e) Expenses During Employment. The Company shall reimburse the Executive for all reasonable business, entertainment and travel expenses actually incurred or paid by the Executive in the performance of his services on behalf of the Company, in accordance with the Company’s expense reimbursement policy as from time to time in effect.

3. Termination of Employment

(a) By Death. The Employment Period shall terminate automatically upon the death of the Executive. In such event, the Company shall pay to Executive’s beneficiaries or his estate, as the case may be, any accrued Salary, the pro rata amount of the guaranteed annual bonus, any vested deferred compensation (other than pension plan or profit-sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plan of the Company in which Executive is a participant to the full extent of Executive’s rights under such plan, any accrued vacation pay and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination (collectively “Accrued Compensation”), but no other compensation or reimbursement of any kind, including, without limitation, severance compensation, and thereafter, the Company’s obligations hereunder shall terminate. Nothing in this Section shall affect any entitlement of the Executive’s heirs to the benefits of any life insurance provided by the Company as set forth above.

(b) By Disability. If the Executive is prevented from properly performing his duties hereunder by reason of any physical or mental incapacity for a period of more than sixty (60) days in the aggregate in any 365-day period, then, to the extent permitted by law, the Company may terminate the Employment Period on the 60th day of such incapacity. In such event, the Company shall pay to Executive all Accrued Compensation, and shall continue to pay to Executive the Salary and the pro rata amount of the guaranteed annual bonus until such time as Executive shall become entitled to receive disability insurance payments under the disability insurance policy maintained by the Company (but not more than ninety (90) days following termination), but no other compensation or reimbursement of any kind, including without limitation, severance compensation, and thereafter the Company’s obligations hereunder shall terminate. Nothing in this Section shall affect Executive’s rights under any disability plan in which he is a participant.

(c) By Resignation or By Company for Cause. If Executive’s employment with the, Company terminates due to his voluntary resignation or if the Company terminates Executive’s employment due to Cause (as defined below), the Company shall pay Executive all Accrued Compensation less the pro rata, amount of the annual guaranteed bonus (which shall not be paid to Executive), but no other compensation or reimbursement of any End, including without limitation, severance compensation, and thereafter the Company’s obligations hereunder shall terminate. Termination shall be for “Cause” in the event of the occurrence of any of the following: (i) any intentional action or intentional failure to act that was performed in bad faith and to the detriment of the Company; (ii) any intentional refusal or intentional failure to act in accordance with any lawful and proper direction or order of the Board; (iii) any willful and habitual neglect of the duties of full or part-time employment as assigned by the Board from time to time; or (iv) any conviction of a felony crime under the state or federal laws of the United States of America; provided that, in the event that any of the foregoing events is capable of being cured, the Company shall provide written notice to the Purchaser describing the nature of such event, and the Purchaser shall thereafter have five (5) business days to cure such event.

(d) By Company for Other Than Cause. If the Company terminates Executive’s employment with the Company for any reason other than Cause, Executive shall be entitled to receive: (i) Accrued Compensation to the date of termination; (ii) severance compensation equal to Executive’s Base Compensation, immediately prior to the termination, for twelve (12) months after the date of termination (the “Termination Date”); (iii) continued participation in the Company medical and disability plans, at the Company’s expense, for twelve (12) months after the date of termination; and (iv) all insurance coverages, at the Company’s expense, in effect immediately prior to the termination. “Other Than Cause” shall include, but not be limited to the following: (i) without the Executive’s express written consent, the assignment to the Executive of any duties or the reduction of the Executive’s duties, either of which results in a significant diminution in the Executive’s position or responsibilities with the Company in effect immediately prior to such assignments or the removal of the Executive from such position and responsibilities; (ii) without the Executive’s express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Executive immediately prior to such reduction; (iii) a reduction by the Company in the Base Compensation of the Executive as in effect immediately prior to such reduction, other than a bonus reduction resulting from application of a bonus formula or plan on a basis that is consistent with prior practice; (iv) a material reduction by the Company in the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive’s overall benefits package is significantly reduced; (v) the relocation of the Executive to a facility or a location more than twenty-five (25) miles from the Executive’s then present location, without the Executive’s express written consent; (vi) any purported termination of the Executive by the Company which is not effected for Cause, for valid grounds, or due to the Executive’s death or Disability; or (vii) any purported termination of the Executive’s employment by the Company which is not effected pursuant to a notice of termination satisfying the requirements of Section I (b) above, and for purposes of this, Agreement, no such purported termination shall be effective. If Executive resigns due to one of the above enumerated factors, such resignation shall be deemed a termination by the Company for Other Than Cause and shall be governed by this Section 3(d).

(e) Insurance. If the Executive is entitled to severance compensation under Section 3(d), in addition to such severance benefits, the Executive shall receive health insurance coverage as provided to the Executive immediately prior to the Termination Date to the extent the cost of such health insurance coverage does not exceed the cost of such health insurance coverage prior to Executive’s termination. The health insurance coverage shall continue for a period of twelve (12) months following the Termination Date; provided, however, that to the extent Executive becomes covered under another employer’s group health insurance plan, the Company shall not be obligated to provide such health insurance coverage.

(f) No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment contemplated by Section 3(d) (whether by seeking new employment or in any other manner).

4. Equity In the event Executive resigns due to one of the enumerated factors in Section 3(d), all of the unvested portion of the shares of Common Stock of the Company owned by the Executive pursuant to the Restricted Stock Purchase Agreement between the Company and the Executive dated June 22, 1998 shall immediately vest and be released from the Company’s repurchase option as of the Termination Date.

5. Confidential Information

(a) Company Information. Executive agrees at all times during the term of Executive’s employment and thereafter to hold in strictest confidence and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. Executive understands that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom Executive called or with whom Executive became acquainted during the term of Executive’s employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to Executive by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Executive further understands that Confidential Information does not include any of the foregoing item which has become publicly known and made generally available through no wrongful act of Executive’s or of others who were under confidentiality obligations as to the item or items involved.

(b) Former Employer Information. Executive agrees that Executive will not, during Executive’s employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that Executive will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c) Third Party Information. Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out his work for the Company consistent with the Company’s agreement with such third party.

6. Representations. Executive has not entered into, and will not enter into, any oral or written agreement in conflict herewith.

7. Arbitration. Executive and Company agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement shall be settled by arbitration of a single arbitrator to be held in South San Francisco, California, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company and Executive shall each pay one-half of the costs and expenses of such arbitration, and each party shall separately pay counsel fees and expenses.

8. General Provisions

(a) Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California. Executive and Company hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any lawsuit filed relating to this Agreement.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and Executive relating to the subject matter herein and merges all prior discussions between the parties. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties hereto. Any subsequent change or changes in Executive’s duties, Salary or compensation will not affect the validity or scope of this Agreement.

(c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in fall force and effect.

(d) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.

(e) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the some instruments.

IN WITNESS WHEREOF, each of the parties has executed this Agreement of the Company by its duly authorized OFFICER, as of the day and year first written above.

REMI BARBIER, AN INDIVIDUAL

Date: July 1	/s/ REMI BARBIER

PAIN THERAPEUTICS, INC.

Date: ______________________	By:	/s/ REMI BARBIER
	Title:	President & CEO

[PAIN THERAPEUTICS, INC. LETTERHEAD]

AMENDMENT TO EMPLOYMENT AGREEMENT

This amendment (the “Amendment”) is made by and between Remi Barbier (the “Executive”) and Pain Therapeutics, Inc., a Delaware corporation (the “Company” and together with the Executive hereinafter collectively referred to as the “Parties”) on December 17, 2008.

WITNESSETH:

WHEREAS, the Parties previously entered into an employment agreement, date July 1, 1998 (the “Employment Agreement”); and

WHEREAS, the Company and Executive wish to amend the Employment Agreement, and bring certain terms into compliance with Section 409A of the Internal Revenue Code and the final regulations and other official guidance thereunder (“Section 409A”), as set forth below.

NOW, THEREFORE, for good and valuable consideration, Executive and the Company agree that the Employment Agreement is hereby amended as follows:

1. The following language replaces the first clause (iii) in Section 3(d) of the Employment Agreement in its entirety:

“(iii) continued participation in the Company medical plan, at the Company’s expense, for twelve (12) months after the date of termination”

2. The following language replaces the first clause (iv) in Section 3(d) of the Employment Agreement in its entirety:

“(iv) a lump-sum payment which is, on an after-tax basis, for the Executive sufficient to provide Executive with no less than equivalent coverage under third-party plans for a period of twelve (12) months for all insurance coverage’s (including disability insurance coverage) in effect immediately prior to termination.”

3. The following language is inserted immediately following Section 3(f) of the Employment Agreement and shall constitute Section 3(g) of the Employment Agreement:

“(g) 409A Compliance. Notwithstanding anything to the contrary in this Agreement, no Deferred Payments (as defined below) will be considered due or payable until the Executive has incurred a “separations from service” within the meaning of Section 409A.

Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits payable upon separation, that are payable to the Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation (together, the “Deferred Payments”) under Section 409A will be payable until the Executive has a “separation from service” within the meaning of Section 409A.

Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A at the time of the Executive’s termination of employment, then, if required, the Deferred Payments, which are otherwise due to the Executive on or within the 6 month period following the Executive’s termination will accrue, to the extent required, during such 6 month period and will become payable in a lump sum payment on the date 6 months and 1 day following the date of the Executive’s termination of employment or the date of the Executive’s death, if earlier. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

The foregoing provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Executive and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A.”

These provisions are not intended to increase or to decrease any severance or other compensation arrangements currently in place between you and the Company.

(Signature page follows)

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the day and year set forth above.

Pain Therapeutics, Inc.		Executive

By:		By:
Name:	Peter S. Roddy		Remi Barbier
Title:	Vice President & CFO